Exhibit 8.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

FIRM / AFFILIATE OFFICES
	Barcelona	Moscow
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
January 27, 2017	Dubai	Rome
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
JP Energy Partners LP	Madrid	Washington, D.C.
600 East Las Colinas Blvd, Suite 2000	Milan

Irving, Texas 75039

Re:	Agreement and Plan of Merger, dated as of October 23, 2016

Ladies and Gentlemen:

We have acted as special tax counsel to JP Energy Partners LP, a Delaware limited partnership (“JPE”), in connection with (i) the proposed merger (the “Merger,” and together with the GP Merger, the “Transactions”) of Argo Merger Sub, LLC (“AMID Merger Sub”), a Delaware limited liability company and wholly owned subsidiary of American Midstream Partners, LP (“AMID”), with and into JPE, as contemplated by the Agreement and Plan of Merger dated as of October 23, 2016 by and among AMID, American Midstream GP, LLC, a Delaware limited liability company, JPE, JP Energy GP II LLC, a Delaware limited liability company, Argo Merger GP Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of AMID, and AMID Merger Sub (the “Merger Agreement”), and (ii) the preparation of a Registration Statement on Form S-4 (File No. 333-214770) (as amended through the date hereof, the “Registration Statement”) filed with Securities and Exchange Commission by AMID, including the proxy statement/prospectus forming a part thereof, relating to the transactions contemplated by the Merger Agreement. This opinion is being delivered in connection with the Registration Statement. Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, covenants and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Registration Statement and the proxy statement/prospectus, (iii) the respective tax officer’s certificates of JPE and AMID, each delivered to us for purposes of this opinion (the “Officer’s Certificates”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

January 27, 2017

In addition, we have assumed, with your consent, that:

1.	Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective time of the Transactions) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.	The Transactions will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Registration Statement and the proxy statement/prospectus, and the Transactions will be effective under the laws of the State of Delaware;

3.	All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the effective time of the Transactions, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the effective time of the Transactions;

4.	Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the effective time of the Transactions, in each case without such qualification; and

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, the Registration Statement and the proxy statement/prospectus.

Based upon and subject to the foregoing, and subject to the qualifications, exceptions, assumptions and limitations stated in the Merger Agreement, the Registration Statement, the proxy statement/prospectus constituting part of the Registration Statement and the Officer’s Certificates, all statements of legal conclusion in the Registration Statement under the captions “Material U.S. Federal Income Tax Consequences of the Merger” as they relate to the tax consequences of the Merger to JPE and its unitholders constitute the opinion of Latham & Watkins LLP as to the material U.S. federal income tax consequences of the matters described therein.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.

This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the U.S. federal income tax

January 27, 2017

consequences of the Merger or all of the matters discussed in the Registration Statement under the captions “Material U.S. Federal Income Tax Consequences of the Merger.” We express no opinion as to U.S. federal, state, local, foreign, or other tax consequences, other than as set forth herein and in the Registration Statement. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein and in the Registration Statement. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

2.	No opinion is expressed as to (i) any transaction other than the Merger as described in the Merger Agreement, (ii) any matter not discussed in the Registration Statement under the captions “Material U.S. Federal Income Tax Consequences of the Merger” or (iii) any matter whatsoever if, to the extent relevant to our opinion, either all the Transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied, including in the Registration Statement, the proxy statement/prospectus and the Officer’s Certificates, are not true and accurate at all relevant times.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions “Material U.S. Federal Income Tax Consequences of the Merger.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Latham & Watkins LLP